Exhibit 10.29

ADDENDUM TO INVENTORY FINANCING AGREEMENT

AND BUSINESS FINANCING AGREEMENT

This Addendum is made to (i) that certain Inventory Financing Agreement dated September 30, 2009, as, between fusionstorm (“Dealer”) and GE Commercial Distribution Finance Corporation (“CDF”), as amended (“IFA”) and (ii) that certain Business Financing Agreement between Dealer and CDF dated September 30, 2009, as amended (“BFA”).

FOR VALUE RECEIVED, CDF and Dealer agree as follows (capitalized terms shall have the same meaning as defined in the BFA unless otherwise indicated):

1.	Section 2.1 of the BFA is hereby amended to read as follows:

“2.1 Accounts Receivable Facility. Subject to the terms of this Agreement, CDF agrees to provide to Dealer an Accounts Receivable Facility of Thirty Million Dollars ($30,000,000.00); provided, however, that (i) at no time will the principal amount outstanding under the Accounts Receivable Facility and the CDF Guaranty Amount exceed, in the aggregate, Thirty Million Dollars ($30,000,000.00), (ii) at no time will the principal amount outstanding under Dealer’s Accounts Receivable Facility, Dealer’s inventory floorplan credit facility with CDF (inclusive of only such principal amount related to invoices received by CDF from Dealer’s Vendors), and Dealer’s Short Term Accounts Receivable (“STAR”) facility with CDF exceed, in the aggregate, Fifty Million Dollars ($50,000,000.00), and (iii) at no time will the principal amount outstanding under Dealer’s Accounts Receivable Facility, Dealer’s inventory floorplan credit facility with CDF (inclusive of such principal amount related to invoices received by CDF from Dealer’s Vendors and such principal amount related to financing approvals given by CDF to Dealer’s Vendors for which CDF has not received the invoices), and Dealer’s STAR facility with CDF exceed, in the aggregate, Sixty Million Dollars ($60,000,000.00). CDF’s decision to advance funds will not be binding until the funds are actually advanced.”

In addition, subject to the terms of the IFA, CDF agrees to provide to Dealer an inventory floorplan credit facility of Sixty Million Dollars ($60,000,000.00); provided, however, that (i) at no time will the principal amount outstanding under Dealer’s inventory floorplan credit facility with CDF (inclusive of only such principal amount related to invoices received by CDF from Dealer’s Vendors) exceed, in the aggregate, Fifty Million Dollars ($50,000,000.00), (ii) at no time will the principal amount outstanding under Dealer’s inventory floorplan credit facility with CDF (inclusive of such principal amount related to invoices received by CDF from Dealer’s Vendors), Dealer’s Accounts Receivable Facility, and Dealer’s Short Term Accounts Receivable (“STAR”) facility with CDF exceed, in the aggregate Fifty Million Dollars ($50,000,000.00), and (iii) at no time will the principal amount outstanding under Dealer’s inventory floorplan credit facility with CDF (inclusive of such principal amount related to invoices received by CDF from Dealer’s Vendors and such principal amount related to financing approvals given by CDF to Dealer’s Vendors for which CDF has not received the invoices), Dealer’s Accounts Receivable Facility, and Dealer’s STAR facility with CDF exceed, in the aggregate Sixty Million Dollars ($60,000,000.00). CDF’s decision to advance funds will not be binding until the funds are actually advanced.

2.	Section 3.2 of the BFA is hereby amended to read as follows, and, to the extent applicable, the following provision shall also amend the IFA

“3.2 Available Credit; Paydown. On receipt of each Schedule, CDF will credit Dealer with such amount as CDF may deem advisable, up to the remainder of eighty percent (80%) of the net amount of eligible Accounts listed in such Schedule, minus the sum of (a) the amount of Dealer’s SPP Deficit (as defined below) under Dealer’s Inventory Financing Agreement (the ‘IFA’) with CDF, as in effect from time to time, and (b) a reserve amount equal to the sum of (i) One Million Five Hundred Thousand Dollars ($1,500,000.00), plus (ii) the Reimbursement Obligation (as defined below) (the amount determined under this subsection (b) being referred to as the “Reserve Amount”), but in no event will CDF credit Dealer with more than Dealer’s maximum Accounts Receivable Facility from time to time established by CDF (the ‘Available Credit’).

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Dealer’s ‘SPP Deficit’ shall mean the amount, if any, by which Dealer’s total current outstanding indebtedness to CDF under the IFA as of the date of the Inventory Report (as defined below) exceeds the Inventory Value (as defined below) as determined by, and as of the date of, the Inventory Report. Such SPP Deficit, if any, will remain in effect for purposes of this Agreement until the preparation and delivery by Dealer to CDF of a new Inventory Report. Dealer will forward to CDF by the 10th day of every month an Inventory Report dated as of the last day of the prior month which specifies the total aggregate wholesale invoice price of all of Dealer’s inventory financed by CDF under the IFA that is unsold and in Dealer’s possession and control as of the date of the Inventory Report.

The term ‘Inventory Value’ is defined herein to mean one hundred percent (100%) of the total aggregate wholesale invoice price of all of Dealer’s inventory financed by CDF under the IFA that is unsold and in Dealer’s possession and control as of the date of the Inventory Report and to the extent that CDF has a first priority, fully perfected security interest therein.

If, for any reason, Dealer’s outstanding loans under Dealer’s Accounts Receivable Facility shall at any time exceed Dealer’s Available Credit, Dealer will immediately repay to CDF the amount of such excess.

Furthermore, as an amendment to the IFA, in the event Dealer’s SPP Deficit exceeds at any time (a) eighty percent (80%) of the net amount of eligible Accounts, minus (b) Dealer’s outstanding loans under Dealer’s Accounts Receivable Facility, and minus (c) the Reserve Amount, Dealer will immediately pay to CDF, as a reduction of Dealer’s total current outstanding indebtedness to CDF under the IFA, such excess.

No advances or loans need be made by CDF if Dealer is in Default.”

3.	The following paragraphs are incorporated into the IFA and BFA as if fully and originally set forth therein:

“Letter of Credit Guaranty:

Dealer has requested that CDF execute a guaranty (the “CDF Guaranty”) by which CDF shall guaranty the payment or performance of Dealer’s reimbursement obligation with respect to letters of credit issued from time to time for Dealer’s account by financial institution(s) acceptable to CDF (individually and collectively the “Letter of Credit”). CDF has agreed to provide the CDF Guaranty in an amount up to Five Million Dollars ($5,000,000.00) (the “CDF Guaranty Amount”); provided, however, that (i) in no event shall the expiry date of the Letter of Credit occur more than 364 days following the date of the issuance thereof and (ii) at no time will the principal amount outstanding under the Accounts Receivable Facility and the CDF Guaranty Amount exceed, in the aggregate, Thirty Million Dollars ($30,000,000.00). Dealer shall be absolutely, unconditionally and irrevocably liable to reimburse CDF on demand for any liability CDF may incur in connection with the CDF Guaranty, Dealer assumes all risks in connection therewith (the “Reimbursement Obligation”), and such Reimbursement Obligation shall be secured by the Collateral. The Reimbursement Obligation shall be paid strictly in accordance with the terms hereof under all circumstances, including the following:

(i)	any lack of validity or enforceability of the Letter of Credit or this Agreement;

(ii)

the existence of any claim, setoff, defense or other right that Dealer or any of its Affiliates may at any time have against a beneficiary or any transferee of the Letter of Credit (or any persons or entities for whom any such transferee may be acting) or any other person, whether in connection with this Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between Dealer or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);

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(iii)	any draft, demand, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect of any statement therein being untrue or inaccurate in any respect;

(iv)	payment by CDF or the issuer of the Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guaranty;

(v)	any other circumstance or event whatsoever, that is similar to any of the foregoing; or

(vi)	the fact that a Default has occurred and is continuing.

On demand, upon termination of this Agreement for any reason or after the occurrences and during the continuance of a Default, Dealer will cause cash to be deposited and maintained in an account for the benefit of CDF, as cash collateral, in an amount equal to one hundred and five percent (105%) of the CDF Guaranty Amount. Dealer hereby irrevocably authorizes CDF, on Dealer’s behalf and in Dealer’s name, to open such an account and to make and maintain deposits therein, in the amounts required to be deposited by Dealer, which deposits may be made out of the proceeds of accounts or other Collateral or out of any other funds of Dealer coming into CDF’s possession at any time. Dealer hereby pledges and grants to CDF a security interest in all such funds and all proceeds thereof, as security for the payment of the Reimbursement Obligation, whether or not then due. Dealer shall have no right to any funds in such account except upon payment and performance in full of all obligations and termination of the Agreement.

Upon the issuance of any Letter of Credit Dealer shall pay CDF a Guaranty Fee equal to Libor Rate plus 3.5% of the face amount of each such Letter of Credit.”

4.

Facility Fee. Dealer agrees to pay CDF an annual facility fee in connection with the Accounts Receivable Facility and Dealers inventory floorplan credit facility, payable in advance, upon the execution of this Agreement, and on each anniversary thereof through the term of this Agreement, each in an amount equal to One Hundred Thousand Dollars ($100,000.00). Once received by CDF, an annual facility fee shall not be refundable by CDF for any reason.

5.	The following paragraph is hereby incorporated into the IFA and BFA as if fully and originally set forth therein:

Dealer will, as of the last day of each fiscal quarter, beginning with the fiscal quarter ending on September 30, 2009:

(a) maintain an EBITDA for the twelve month period ending on the last day of such fiscal quarter of not less than one and one half percent (1.5%) of Dealer’s Gross Revenues for the twelve month period ending on the last day of such fiscal quarter; and

(b) maintain a ratio of Funded Debt as of the last day of each such fiscal quarter to EBITDA for the twelve-month period ending on the last day of such fiscal quarter of not more than three and one-half to one (3.5:1.0).

For purposes of this paragraph: (i) ‘EBITDA’ means, for any period of calculation, an amount equal to (A) the sum of (i) Dealer’s net income before taxes, (ii) interest expense, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense, (vi) non-cash charges relating to any share-based compensation awards, to the extent such non-cash charges were expensed during such period in accordance with SFAS 123R or are required to be shown as an expense in any financial statements for periods prior to the effective date of SFAS 123R, and (vii) the following all of which are deemed to have been incurred during June, 2009 (I) $2,000,000 for legal reserves for the non-solicitation lawsuit against Dealer by PC Specialists, Inc. d/b/a Technology Integration Group, and (II) $375,000 for severance, and plus (B), the sum of (i) all nonrecurring charges under generally accepted accounting principles consistently applied (including, but not limited to, the $235,000 expense in June, 2009 related to UR IT (a former

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subsidiary related to social networking for engineers)), and (ii) all extraordinary charges not otherwise related to the continuing operations of the Dealer in such period, minus (C) the sum of (i) all nonrecurring gains under generally accepted accounting principles consistently applied, and (ii) all extraordinary gains and income not otherwise related to the continuing operations of Dealer in such period; (ii) ‘Gross Revenues’ means all revenues arising out of Dealer’s sales of goods and services; (iii) ‘Debt’ means all of Dealer’s liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases, guaranties or with respect to which Dealer has pledged assets to secure performance, whether or not direct recourse liability has been assumed by Dealer; and (iv) ‘Funded Debt’ means all of Dealer’s interest bearing Debt excluding the inventory floorplan credit facility and CDF’s STAR facility. All terms used herein to the extent not defined shall be used in accordance with generally accepted accounting principles consistently applied. All amounts, if applicable, shall be calculated on a non-consolidated basis.

6.	As of the date of this Addendum there are no Guarantors, and all references to Guarantor or Guarantors in the IFA and BFA are hereby deemed deleted.

Dealer waives notice of CDF’s acceptance of this Addendum.

All other terms and provision of the IFA and BFA, to the extent consistent with the foregoing, are hereby ratified and will remain unchanged and in full force and effect.

This Agreement may be validly executed in one or more multiple counterpart signature pages. Notwithstanding anything herein to the contrary, CDF may rely on any facsimile copy, electronic data transmission, or electronic data storage of this Agreement.

IN WITNESS WHEREOF, Dealer and CDF have both read Addendum to the Inventory Financing Agreement and Business Financing Agreement, understand all the terms and provisions hereof and agree to be bound thereby and subject thereto as of this ______ day of ____________, 2009.

FUSIONSTORM

By:	/s/ Daniel R. Serpico
Daniel R. Serpico, CFO

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION

By:	/s/ David Wolterink
David Wolterink Portfolio Manager

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